Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and Board of Directors of
Aéropostale, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-91700, No. 333-187562, and 333-197301) of Aéropostale, Inc. and subsidiaries (the “Company) of our reports dated May 20, 2016, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Aéropostale, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

New York, New York
May 20, 2016